UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 5, 2002

ASYST TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-22430 (Commission File No.)	94-2942251 (IRS Employer Identification No.)

48761 Kato Road
Fremont, California 94538
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 661-5000

ITEM 5. OTHER EVENTS.

     This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, those associated with outsourcing arrangements, such as potential difficulties in the integration of operations, strategies and technologies, the risk of loss of key personnel from Asyst’s outsourced manufacturing operations and diversion of management attention from other business concerns. More information about Asyst and these and other risks related to Asyst is detailed in Asyst’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2002 and quarterly report on Form 10-Q for the quarter ended June 30, 2002, both as filed with the Securities and Exchange Commission. Asyst does not undertake an obligation to update forward-looking statements.

     On September 5, 2002, Asyst announced that it had signed a five-year supply agreement with Solectron Corporation under which Asyst will outsource most of its manufacturing operations to Solectron. Under the terms of the supply agreement, Solectron will assume operational control of most of Asyst’s manufacturing operations, which will be transitioned to Solectron’s facilities in North America and Asia over the next six to 12 months. Solectron will purchase from Asyst approximately $20 million of inventory to support production. In connection with its outsourcing strategy, Asyst will vacate certain facilities and cease use of certain other fixed assets, which will result in charges totaling $9 million to $11 million to be incurred over the next two to three quarters.

     Asyst also announced on September 5, 2002 that it plans to sell its Advanced Machine Programming, Inc. and SemiFab, Inc. manufacturing subsidiaries, and will treat these subsidiaries as discontinued operations for accounting purposes.

     The press release issued by Asyst, dated September 5, 2002, titled “Asyst Technologies to Partner with Solectron in Outsourced Manufacturing Strategy; Company Also Affirms Guidance for Second Quarter” is attached hereto as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

c) Exhibits. The following exhibits are filed with this document:

Exhibit Number	Description

99.1	Press Release titled “Asyst Technologies to Partner with Solectron in Outsourced Manufacturing Strategy; Company Also Affirms Guidance for Second Quarter” dated September 5, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASYST TECHNOLOGIES, INC.

Dated: September 12, 2002	By:	/s/ Geoffrey G. Ribar

Geoffrey G. Ribar, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release titled “Asyst Technologies to Partner with Solectron in Outsourced Manufacturing Strategy; Company Also Affirms Guidance for Second Quarter” dated September 5, 2002.

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